SECURITIES EXCHANGE AGREEMENT

AMONG

AMG OIL LTD.

AND

ADIRA ENERGY CORP.

AND

THE PRINCIPAL SHAREHOLDERS OF ADIRA ENERGY CORP.

August 4, 2009

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- iii -

EXECUTION COPY

SECURITIES EXCHANGE AGREEMENT

THIS AGREEMENT is dated as of the 4th day of August, 2009

AMONG:

AMG OIL LTD., a corporation continued under the laws of Canada

(“AMG”)

AND:

ADIRA ENERGY CORP., a corporation incorporated under the laws of the Province of Ontario

(“Adira”)

AND:

EACH OF THE PRINCIPAL SHAREHOLDERS OF ADIRA as set out in Schedule A attached hereto

(the “Adira Shareholders”)

WHEREAS:

(A)                    AMG is a corporation continued under the Canada Business Corporation Act whose shares are publicly traded in the United States of America on the OTC Bulletin Board;

(B)                    AMG and Adira intend to effect a business combination pursuant to which AMG will acquire all of the issued and outstanding shares of Adira and will continue to operate the business of Adira as a wholly-owned subsidiary of AMG following closing of the acquisition;

(C)                    Adira and AMG intend to effect the acquisition of Adira by AMG by way of a securities exchange; and

(D)                    The Adira Shareholders wish to exchange their shares of Adira for common shares of AMG on the terms and subject to the conditions of this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, the following terms have the meanings ascribed thereto as follows:

(a)	“Acquisition” means the acquisition by AMG of all of the Adira Shares;

(b)	“Adira Assets” means the property and assets of Adira and each Adira Subsidiary as a going concern, of every kind and description and wheresoever situated, including the Petroleum License;

(c)	“Adira Audited Financial Statements” means audited Adira Financial Statements accompanied by the report of the Adira Auditor;

(d)	“Adira Auditor” means DeVisser Gray LLP;

(e)

“Adira Financial Statements” means Adira’s financial statements for the period from inception to April 30, 2009 prepared in accordance with Canadian GAAP with a reconciliation to U.S. GAAP in accordance with the requirements of SEC Form 20-F;

(f)	“Adira Minority Shareholders” means those shareholders of Adira, other than the Adira Shareholders, as set forth in the minute book of Adira;

(g)	“Adira Minority Shares” means those shares of Adira held by the Adira Minority Shareholders, as set forth in the minute book of Adira;

(h)	“Adira Private Placement Subscribers” means the subscribers to the Private Placement;

(i)

“Adira Private Placement Warrant” means a share purchase warrant of Adira comprising a portion of each Adira Unit, each of which will entitle the holder to purchase one common share of Adira at a price of US$0.50 per share for a period of 24 months following Closing;

(j)	“Adira Share Split” means the sub-division of the Adira Shares into an aggregate of 31,200,000 common shares of Adira;

(k)	“Adira Shareholders” means the principal shareholders of Adira who are party to this Agreement, each of whom is identified as a principal shareholder of Adira on Schedule A;

(l)	“Adira Shares” means the common shares in the capital of Adira representing 22,500,000 common shares of Adira as of the date of this Agreement;

(m)	“Adira Stock Option Holder” means each holder of Adira Stock Options, as set forth in Schedule A hereto;

(n)	“Adira Stock Option Plan” means the stock option plan of Adira;

(o)	“Adira Stock Options” means the options to purchase common shares of Adira pursuant to the Adira Stock Option Plan;

(p)	“Adira Subsidiary” means each of Adira Energy Israel Ltd. and Adira Energy Israel Services Ltd., companies incorporated pursuant to the laws of Israel;

(q)	“Adira Unit” means a unit comprised of one common share of Adira and one-half of one Adira Private Placement Warrant to be issued to the Private Placement Subscribers;

(r)	“Adira Warrant” means each common share purchase warrant of Adira held by each Adira Warrant Holder, as set forth in Schedule A;

(s)	“Adira Warrant Holder” means each holder of warrants to acquire common shares of Adira, as set forth in Schedule A;

(t)	“Affiliate” has the meaning specified in the Securities Act;

(u)	“Agreement” means this securities exchange agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(v)

“AMG Financial Statements” means the audited financial statements of AMG for the years ended September 30, 2008 and 2007 and the interim financial statements of AMG for the six months ended March 31, 2009, all prepared in accordance with U.S. GAAP;

(w)

“AMG Meeting Matters” means the approval by the shareholders of AMG of the Consolidation, the Name Change, the Increase to the AMG Directors, the appointment of new directors, the AMG Stock Option Plan and the grant of the AMG Stock Options;

(x)	“AMG Meeting” means a meeting of the shareholders of AMG to be held following Closing to, among other things, approve the AMG Meeting Matters;

(y)	“AMG Original Stock Option Plan” means the 2000 non-qualifying stock stock option plan of AMG, as amended;

(z)

“AMG Private Placement Warrant” means a share purchase warrant of AMG comprising a portion of each AMG Unit, each of which will entitle the holder to purchase one common share of AMG at a price of US$0.50 per share for a period of 24 months following closing of the Private Placement, provided that the expiry date will be accelerated, if the closing price of shares of AMG resulting from the Acquisition for any period of 20 consecutive trading days exceeds US$1.00 per share (the “Acceleration Price”), to a period that is 30 days after the acceleration event. In the event that AMG becomes and is at the time of computation listed on a stock exchange in Canada, the Acceleration Price will be computed in Canadian dollars based on US$1.00 per share multiplied by the exchange rate of Canadian dollars per U.S. dollar on the Closing Date;

(aa)	“AMG Shares” means the common shares with no par value in the capital of AMG to be issued to the Adira Shareholders in exchange for their Adira Shares in accordance with Section 2.1 of this Agreement;

(bb)

“AMG Stock Option Plan” means a stock option plan of AMG to be adopted by AMG concurrent with or following closing that will allow for the issuance of incentive stock options to purchase up to a maximum of 10% of the issued and outstanding common shares of AMG post-closing, as calculated on a rolling basis;

(cc)	“AMG Stock Options” shall have the meaning set forth in Section 2.4 of this Agreement;

(dd)	“AMG Unit” means a unit comprised of one common share of AMG and one-half of one AMG Private Placement Warrant to be issued on Closing to the holders of the Adira Units;

(ee)	“AMG Warrants” shall have the meaning set forth in Section 2.5 of this Agreement;

(ff)	“AMG Voting Trust Shareholder” means Robert Pollock;

(gg)	“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including, without limitation, the Escrow Agreements;

(hh)	“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(ii)	“Canadian GAAP” means generally accepted accounting principles in Canada as in effect from time to time, consistently applied;

(jj)

“Claims” means any suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review;

(kk)	“Closing Date” means the date of Closing as determined in accordance with Section 2.3 of this Agreement;

(ll)	“Closing” means the completion of the transactions contemplated herein;

(mm)	“Consolidation” means the proposed consolidation of AMG Shares on the basis of one new common share for each two existing common shares;

(nn)	“Disclosure Schedule” means the schedule exceptions to the representations and warranties of AMG, Adira or the Adira Shareholders, as the case may be, attached as Schedule B to this Agreement;

(oo)

“Environmental Law” means any applicable federal, provincial, state, local or foreign law (including common law), statute, code, rule, regulation, ordinance, or other legal requirement, guidelines, criteria or standards relating to the protection of occupational health or safety or the environment, including natural resources and the protection thereof and other similar guidelines, criteria and standards of Governmental Entities;

(pp)

“Environmental Permits” means all permits, authorizations, consents and approvals required by Environmental Laws for the continued operation of the respective businesses of each Party and each of its Subsidiaries as currently conducted or as proposed to be conducted;

(qq)

“Environmental Reports” means all environmental and health and safety assessments, audits and investigations relating to any party or any of its Subsidiaries or any real property currently or formerly owned, operated, controlled, managed or leased by any Party or any of its Subsidiaries;

(rr)	“Escrow Agent” means the escrow agent appointed by AMG and Adira on closing to act as escrow agent pursuant to the Escrow Agreements;

(ss)

“Escrow Agreements” means the escrow agreements to be entered into among AMG, each of the Adira Shareholders and the Escrow Agent on Closing containing the material terms set forth in Section 2.7 of this Agreement;

(tt)	“Exchange Ratio” means a ratio of one AMG Share for each Adira Share, as such Adira Shares are outstanding following the Share Split;

(uu)

“Governmental Entity” means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, court or other law, rule or regulation-making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation or nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof;

(vv)	“Governmental Order” means any order, writ, ruling, judgment, injunction, decree, stipulation, determination, award, directive or citation entered by or with any Governmental Entity;

(ww)	“Hazardous Substances” means any substance, material or waste that is regulated by, or forms the basis of liability, now or hereafter, under any applicable Environmental Laws;

(xx)	“Increase to the AMG Directors” means the increase to the number of AMG directors at the AMG Meeting to seven directors;

(yy)

“Intellectual Property” means all (i) trademarks, service marks, trade names and other indications of origin of “Adira Energy Corp.” including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (ii) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, applications for patents; (iii) trade secrets, know-how, confidential information, and other proprietary rights and information; (iv) copyrights and works of authorship, whether copyrightable or not, and all applications, registrations and renewals in connection therewith, in any jurisdiction; (v) Internet domain names; (vi) computer technology, equipment, devices, systems, hardware, software and databases; and (vii) other similar intellectual property or proprietary rights;

(zz)	“Introduction Fee” means a fee of 240,000 common shares of AMG Oil that will be issued upon Closing to ABR International, Inc.;

(aaa)

“Laws” means all statutes, codes, ordinance, regulations, statutory rules, published policies, published guidelines and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws, and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities (all references herein to a specific statute being deemed to include all applicable rules, regulations, rulings, orders and forms made or promulgated under such statute and the published policies and published guidelines of the Governmental Entity administering such statute);

(bbb)

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation;

(ccc)

“Material Adverse Effect” means, when used in connection with AMG or Adira, as applicable, any event, condition or change which individually or in the aggregate constitutes, or could reasonably be expected to have, a material adverse effect on their respective business assets, liabilities, condition (financial or otherwise) or results of operations taken as a whole on a consolidated basis; provided, however, that the determination of whether a material adverse effect has occurred shall be made ignoring any event, change, fact or effect resulting from: (i) any change in Canadian GAAP with respect to Adira or US GAAP with respect to AMG or any change in any Laws or interpretation thereof; (ii) any generally applicable change or development in economic, regulatory, business or financial market conditions; (iii) any acts of terrorism or war; (iv) the execution or announcement of this Agreement; (v) in respect of AMG, any breach of this Agreement by Adira or any Adira Shareholder; and (vi) in respect of Adira, any breach of this Agreement by AMG, provided, however, that with respect to paragraphs (i), (ii) and (iii), such matter does not have a disproportionate effect on AMG or Adira, as applicable, relative to other comparable companies or entities operating in the industry in which the party operates;

(ddd)

“Material Contracts” means all contracts or other obligations or rights (and all amendments, modifications and supplements thereto to which any Party or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which a Party or its Subsidiaries is a party or by which any of their respective properties or assets are bound that are material to the business, properties or assets of a Party or its Subsidiaries taken as a whole;

(eee)	“material fact” has the meaning ascribed thereto in the Securities Act;

(fff)

“Minority Shareholder Share Exchange Agreements” means share exchange agreements to be entered into between AMG and each of the Adira Minority Shareholders pursuant to which AMG will agree to acquire the Adira Minority Shares held by the Adira Minority Shareholder concurrent with the closing of the Acquisition;

(ggg)	“misrepresentation” has the meaning ascribed thereto in the Securities Act;

(hhh)	“Name Change” means the name change of AMG to “Adira Energy Corp.” or such other name approved by the board of directors of AMG following closing;

(iii)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(jjj)

“Permits” means in respect of a party, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the respective businesses of the Party or any of its Subsidiaries;

(kkk)

“Person” means and includes an individual, firm, sole proprietorship, partnership, joint venture, venture capital or hedge fund, association, unincorporated association, unincorporated syndicate, unincorporated organization, estate, group, trust, body corporate (including a limited liability company and an unlimited liability company), a trustee, executor, administrator or other legal representative, Governmental Entity, syndicate or other entity, whether or not having legal status;

(lll)	“Petroleum License” means petroleum license No. 356/ EYTAN (125,700 dunams) granted by the State of Israel, as more particularly described in Schedule C to this Agreement;

(mmm)

“Private Placement Agent’s Warrants” means the share purchase warrants of Adira to be issued by Adira to an agent in connection with the Private Placement which will entitle the agent to purchase a number of common shares of Adira equal to 7% of the number of Adira Units issued in the Private Placement to investors introduced by the agent at a price of US$0.25 per share for a period of 24 months following closing of the Private Placement;

(nnn)	“Private Placement Subscriber” means a subscriber for Adira Units in the Private Placement;

(ooo)

“Private Placement” means the a private placement of at least 8,000,000 Adira Units at a price of US$0.25 per Adira Unit, or such lesser number of Adira Units as approved by Adira, to be undertaken by Adira and completed prior to Closing;

(ppp)

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that permits a transaction to be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any applicable Governmental Entity;

(qqq)	“Securities Act” means the Securities Act (British Columbia) and all Blanket Rulings, Policy Statements, Orders, Rules and Notices of the British Columbia Securities Commission;

(rrr)

“Share Split” means the subdivision of the outstanding Adira Shares such that there are 31,200,000 common shares of Adira issued and outstanding prior to Closing, exclusive of any common shares of Adira that may be issued as part of the Private Placement;

(sss)	“Subscription Agreements” means the subscription agreements to be entered into between Adira and the Private Placement Subscribers in connection with the Private Placement;

(ttt)

“Subsidiary” means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary;

(uuu)	“Tax Returns” means all returns, declarations, reports, information returns and statements filed or required to be filed with any taxing authority relating to Taxes;

(vvv)

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity in the nature of a tax, including any interest, additions to tax and penalties applicable thereto;

(www)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(xxx)	“U.S. GAAP” means generally accepted accounting principles in Canada as in effect from time to time, consistently applied;

(yyy)	“U.S. Securities Act” shall mean the United States Securities Act of 1933, as amended; and

(zzz)

“Voting Trust Agreements” shall mean the voting trust agreements to be delivered on closing by the AMG Voting Trust Shareholder whereby the AMG Voting Trust Shareholder will have agreed to vote in favour of the AGM Meeting Matters at the AMG Meeting to be held following Closing.

Interpretation

1.2		For the purposes of this Agreement, except as otherwise expressly provided:

(a)

a reference to an Article is to an Article of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(b)

the captions, § numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement;

(c)

the word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d)

if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day;

(e)

a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulation in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulation;

	(f)	words importing the masculine gender include the feminine or neuter, words in the singular include the plural, a word importing a corporate entity includes an individual, and vice versa;

(g)	all dollars amounts, unless otherwise specified, are in Canadian dollars; and

(h)

where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of Adira or words to like effect in this Agreement, it shall mean the actual knowledge of any of the senior officers of Adira after due inquiry. Where any matter is stated to be “to the knowledge” or “to the best of the knowledge” of AMG or words to like effect in this Agreement, it shall mean the actual knowledge of any of the senior officers of AMG after due inquiry.

Schedules

1.3		The following schedules attached hereto form part of this Agreement:

	(a)	Schedule A – List of Adira Shareholders, Adira Stock Option Holders and Adira Warrant Holders;

	(b)	Schedule B – Disclosure Schedule; and

	(c)	Schedule C – Description of Petroleum License.

ARTICLE 2

SECURITIES EXCHANGE

Purchase and Sale

2.1                    Subject to the terms and conditions hereof and based upon the mutual representations, warranties, terms and conditions herein contained, each of the Adira Shareholders agrees to assign, sell and transfer to AMG on the Closing Date all its right, title and interest in and to its respective Adira Shares and AMG agrees to purchase all of the Adira Shares from the Adira Shareholders in exchange for the issuance of the AMG Shares to the Adira Shareholders on the basis of the Exchange Ratio, each in accordance with and as set out in the List of Adira Shareholders attached as Schedule A hereto.

Minority Shareholders Share Exchange Agreements

2.2                    This Agreement is executed concurrently with the Minority Shareholders’ Share Exchange Agreements and each Party acknowledges that the completion of the Acquisition will be subject to and contingent upon the concurrent completion by AMG of the acquisition of the Adira Minority Shares from the Adira Minority Shareholders on the terms and conditions of the Minority Shareholders’ Share Exchange Agreements.

Private Placement

2.3                    The obligations of each Party to complete the Acquisition will be subject to the completion of the Private Placement by Adira prior to the Acquisition. On closing of the Acquisition, the Adira Units will be exchanged for AMG Units on a one-for-one basis. Each Subscription Agreement will include the agreement of the Private Placement Subscriber to the exchange of their Adira Units for AMG Units on Closing without any further action on the part of the Private Placement Subscriber. Further, the Private Placement Agent Warrants will be exchanged on Closing for share purchase warrants of AMG which will entitle the agent to purchase a number of common shares of AMG equal to 7% of the number of Adira Units issued in the Private Placement at a price of US$0.25 per share for a period of 24 months following closing of the Private Placement. The number of Adira Private Placement Subscribers will be such that the total number of shareholders of Adira immediately prior to the completion of the Acquisition will be such that AMG may rely on the exemption from the takeover bid requirements set forth in Section 4.2 of MI 62-104 and OSC Rule 62-504.

Adira Stock Options

2.4                    The obligations of each Party to complete the Acquisition will be subject to each Adira Stock Option Holder agreeing to exchange their Adira Stock Options for options to purchase an equivalent number of common shares of AMG at the equivalent stock option exercise price and for the same term as the Adira Stock Options (the “AMG Stock Options”), which options will be granted by AMG pursuant to the AMG Stock Option Plan on Closing and which options will not be exercisable until such time as the AMG Stock Option Plan shall have been approved by the shareholders of AMG. Each party shall use its best efforts to secure the agreement of each Adira Stock Option Holder as contemplated herein. AMG hereby consents to the adoption of the Adira Stock Option Plan and the grant of options to purchase up to 3,334,000 common shares of Adira at a price of US$0.25 per share in accordance with the Adira Stock Option Plan during the period between execution of this Agreement and Closing.

Adira Warrants

2.5                    The obligations of each Party to complete the Acquisition will be subject to each Adira Warrant Holder agreeing to exchange their Adira Warrants, as set forth in Schedule A hereto, for warrants to purchase an equivalent number of common shares of AMG at the equivalent exercise price and for the same term as the Adira Warrants (the “AMG Warrants”), which warrants will be issued by AMG on Closing. Each party shall use its best efforts to secure the agreement of each Adira Warrant Holder as contemplated herein.

Closing

2.6                    The Closing will take place on a date (the “Closing Date”) no later than five business days after the satisfaction of the later of the following conditions precedent to closing to occur, provided that in no event will the Closing Date be later than September 30, 2009 and subject to the satisfaction or waiver of the conditions precedent to closing set forth in Article 8 of this Agreement:

(a)	Adira will have delivered to AMG the Adira Audited Financial Statements and AMG will have confirmed to Adira the acceptability of the Adira Audited Financial Statements; and

(b)	Adira will have delivered to AMG notice that it has received executed Subscription Agreements that will enable Adira to complete the Private Placement prior to Closing.

AMG will review and advise on the acceptability of the Adira Audited Financial Statements no later than 2 business days following delivery by Adira to AMG of the Adira Audited Financial Statements.

Escrow Agreements

2.7                    The AMG Shares issued to the Adira Shareholders on Closing will be delivered into escrow and held in accordance with the terms and conditions of the Escrow Agreements following Closing. Each Adira Shareholder agrees to execute and deliver on Closing an Escrow Agreement with respect to the AMG Shares to be issued to them on Closing. Under the Escrow Agreements, the AMG Shares shall be released to the Adira Shareholders as follows:

(a)	12.5% will be released on the completion of the Acquisition;

(b)	12.5% will be released on the date which is six months following the completion of the Acquisition;

(c)	25% will be released on the date which is twelve months following the completion of the Acquisition; and

(d)	the remaining escrowed securities will be released on the date which is 18 months following the completion of the Acquisition.

In addition and notwithstanding the above release schedule, the AMG Shares will be released to the Adira Shareholders upon the occurrence of a “change of control”, as defined as follows:

“Change of Control” means, and is effective upon: (i) the acquisition by any person or groups of persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of related transactions, of voting securities of AMG giving such person beneficial ownership, voting control or direction over more than 50.1% of the aggregate voting rights attached to AMG’s voting securities; (ii) the acquisition by any person (other than AMG or any of its subsidiaries) or one or more members of a group of persons acting jointly or in concert (other than a group consisting solely of two or more of AMG and any of its subsidiaries), directly or indirectly, in a single transaction or a series of related transactions, of all or substantially all of the assets of AMG and its subsidiaries, taken as a whole; or (iii) the completion of a merger, amalgamation, arrangement or similar transaction which results in holders of the voting rights attached to the Common Shares prior to the completion of the transaction holding less than 50.1% of the voting securities of the resulting entity (as measured by voting power and not by number of securities) after the completion of the transaction.

The parties agree to negotiate in good faith the form of Escrow Agreements to be executed and delivered on Closing, which Escrow Agreements will include the material terms set forth in this Section 2.7.

Restrictions under the U.S. Securities Act

2.8                    Each of the Adira Shareholders acknowledges and agrees that the AMG Shares will be offered and sold to the Adira Shareholder without such offer and sale being registered under the U.S. Securities Act and will be issued to each Adira Shareholder in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the U.S. Securities Act provided by Rule 903 of Regulation S of the U.S. Securities Act based on the representations and warranties of the Adira Shareholder in this Agreement. As such, each Adira Shareholder acknowledges that the AMG Shares may not be offered, resold, pledged or otherwise transferred except through an exemption from registration under the U.S. Securities Act or pursuant to an effective registration statement under the U.S. Securities Act and in accordance with all applicable state securities laws and the laws of any other jurisdiction. Each Adira Shareholder agrees to resell the AMG Shares only in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration pursuant to the U.S. Securities Act. Each Adira Shareholder agrees that AMG may refuse to register any transfer of the AMG Shares not made in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, pursuant to an available exemption from registration. Each Adira Shareholder agrees that AMG may require the opinion of legal counsel reasonably acceptable to

AMG in the event of any offer, sale, pledge or transfer of any of the AMG Shares by the Adira Shareholder pursuant to an exemption from registration under the U.S. Securities Act. Each Adira Shareholder acknowledges that AMG has not obligation to register the resale of any of the AMG Shares by the Adira Shareholder pursuant to the U.S. Securities Act. Each of the Adira Shareholders acknowledges and agrees that AMG is a “shell company” as defined under the U.S. Securities Act and, as a consequence, the Adira Shareholders will not be entitled to resell any of the AMG Shares issued to them on Closing in the United States within the period of one year following the date that AMG files “Form 10 Information”, as defined in Rule 144 under the U.S. Securities Act, with the United States Securities and Exchange Commission.

Authorization by Adira Shareholders

2.9                    Each Adira Shareholder by execution of this Agreement hereby irrevocably authorizes Adira:

(a)	to act as its representative at the Closing and to execute in its name and on its behalf all closing receipts and documents required;

(b)	to complete or correct any errors or omissions in or to make non-material amendments, modifications or supplements to any form or document, including this Agreement, provided by the Adira Shareholder;

(c)	to receive on its behalf certificates representing the AMG Shares under this Agreement;

(d)	to approve any opinions, certificates or other documents addressed to the Adira Shareholder;

(e)	to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of the Adira Shareholder and contained in this Agreement; and

(f)	to exercise any rights of termination contained in this Agreement or any of the Ancillary Agreements to which it is a party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AMG

Representations and Warranties of AMG

3.1                    AMG hereby represents and warrants to Adira and each of the Adira Shareholders as follows and acknowledges that Adira and each of the Adira Shareholders are relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of AMG

(a)

AMG is a corporation duly continued and validly subsisting and in good standing under the Canada Business Corporations Act, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate its assets.

Subsidiaries

(b)	AMG does not own or have any interest in any Subsidiaries.

Necessary Proceedings

(c)

All necessary and required corporate measures, proceedings and actions of the directors and shareholders of AMG have been taken to authorize and enable AMG to enter into and deliver this Agreement and the Ancillary Agreements to which AMG is a party and to perform its obligations hereunder and thereunder, to issue the AMG Shares to the Adira Shareholders on Closing and to issue the AMG Units to the Adira Private Placement Subscribers concurrent with Closing.

Valid and Binding Obligations

(d)

This Agreement and each of the Ancillary Agreements to which AMG is a party have been duly executed and delivered by AMG and constitute, or when duly executed and delivered will constitute, valid and binding obligations of AMG, enforceable against it in accordance with their respective terms subject only to:

	(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

	(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Share Capital of AMG

(e)	The authorized share capital of AMG consists of 100,000,000 common shares without par value, of which 23,200,000 common shares are issued and outstanding as of the date of this Agreement.

Rights to Acquire Securities

(f)

No Persons, other than as set out in the AMG Financial Statements or pursuant to the terms hereof, have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any shares or other securities of AMG or securities convertible into, exchangeable for, or which carry the right to purchase common shares or other securities of AMG.

Title to AMG Assets

(g)

AMG has good and marketable title to all assets of AMG disclosed in the AMG Financial Statements free and clear of any actual, pending or, to the knowledge or belief of AMG, threatened claims, Liens or set-offs whatsoever, including without limitation any action, proceeding or investigation affecting title to such assets, at law or in equity, before any court, administrative agency or Governmental Entity.

Exchange Act Reports

(h)

AMG’s common shares are registered under Section 12(g) of the Exchange Act and AMG has completed all filings with the SEC in accordance with its reporting obligations under the Exchange Act for the past twelve months. AMG has delivered or made available to the Vendor complete and accurate copies of (a) AMG’s annual report on Form 20-F for the year ended September 30, 2008; and (b) AMG’s reports on Form 6-K filed subsequent to the filing of the annual report on Form 20-F for the year ended September 30, 2008 (together, the “AMG SEC Filings”). As of their respective dates, or as subsequently amended before the date hereof, to AMG’s knowledge, each of AMG’s SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC.

                   Reporting Issuer

(i)

AMG is a reporting issuer under the Securities Act and AMG’s name does not appear on a list of defaulting reporting issuers maintained by the British Columbia Securities Commission. AMG is in compliance and up to date with all filings under applicable corporate and securities rules and regulations.

                   Cease Trading

(j)

No order ceasing or suspending trading in securities of AMG or prohibiting the sale of securities by AMG or AMG Shareholders is currently in effect and to AMG’s knowledge, no proceedings for this purpose have been instituted, are pending, contemplated or threatened.

Financial Statements

(k)

The AMG Financial Statements have been prepared in accordance with U.S. GAAP and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of AMG as of the respective dates thereof and the results of operations and cash flows of AMG for the respective financial periods covered thereby.

Auditor

(l)	The auditor of AMG is a “participating audit firm” with the Canadian Public Accountability Board within the meaning of NI 52-108 – “Auditor Oversight”.

Business of AMG

(m)

AMG has conducted and is conducting its business in all material respects in full compliance with all applicable Laws, rules and regulations of each jurisdiction in which the business is carried on and hold all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable the business to be carried on as it is currently conducted and the property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, save and except in any case which would not have a Materially Adverse Effect.

Material Change

(n)

There are no material facts which exist, and there has been no material change in the capital, business, assets, liabilities, obligations (absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, affairs or prospects of AMG since the date of the AMG Financial Statements, which have not been disclosed in the manner required by the Securities Act.

Liabilities of AMG

(o)

There are no known liabilities (whether accrued, absolute, contingent or otherwise) of AMG of any kind whatsoever, and, to the best of the knowledge of AMG, there is no basis for assertion against AMG of any liabilities of any kind, other than:

	(i)	liabilities disclosed or reflected in or provided for in the AMG Financial Statements; or

(ii)

liabilities incurred since the date of the AMG Financial Statements which were incurred in the ordinary course of the routine daily affairs of AMG’s business and which, in the aggregate, are not materially adverse to its business.

Indebtedness

(p)

Except as disclosed in the AMG Financial Statements and liabilities incurred in the ordinary course of business following the date of such AMG Financial Statements, AMG has no bonds, debentures, mortgages, promissory notes or other indebtedness, and nor is under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness.

Guarantees

(q)

AMG is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

Tax Matters

(r)

AMG is not in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other tax return; and (i) all taxes, filing fees and other assessments due and payable or collectible from AMG shall have been paid or collected prior to the Closing Date, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from AMG has been made which has not been collected, and (iii) to the best of the knowledge of AMG, no such return contains any misstatement or conceals any statement that should have been included therein.

Absence of Other Agreements

(s)	Other than as disclosed in the Disclosure Schedule, AMG:

(i)	is not a party to any material contract;

(ii)

is not bound by any outstanding contract or commitment except those entered into in the ordinary course of business nor in default under any material contract by which it is bound or under which it is entitled to benefits and advantages, save and except in any case which would not have a Material Adverse Effect on AMG.

Good Standing of Agreements

(t)

AMG is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound save and except in any case which would not have a Material Adverse Effect on AMG and there exists no state of facts which, to the best of the knowledge of AMG, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments have been duly authorized, executed and delivered and are now in good standing and in full force and effect without amendment thereto, AMG is entitled to all benefits thereunder and, to the best of the knowledge of AMG, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder save and except in any case which would not have a Material Adverse Effect on AMG.

AMG Corporate Records

(u)

The corporate records and minute books of AMG contain substantially complete and accurate minutes of all meetings of the directors and shareholders of AMG held since its incorporation, all such meetings having been duly called and held, and signed copies of all resolutions duly passed or confirmed by the directors or shareholders of AMG other than at a meeting. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of AMG are complete and accurate. All eligible security transfer tax or similar tax payable in connection with the transfer of any securities of AMG has been paid.

No Breach Caused by this Agreement

(v)

The execution, delivery and performance by AMG of its obligations under this Agreement and any Ancillary Documents and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by AMG, (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which AMG is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract or other instrument binding upon AMG or affecting any of its assets or (iii) result in the creation or imposition of any Lien on any asset of AMG, with such exceptions, in the case of each of clauses (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on AMG.

Public Disclosure

(w)

None of the materials filed by, or on behalf of, AMG with the applicable securities regulators contained a misrepresentation or omitted to state a material fact as at the date of such filing, which has not been corrected.

Litigation

(x)

To the best of the knowledge of AMG, there are no claims, demands, disputes, actions, suits, proceedings or investigations pending or threatened against or, directly or indirectly, affecting AMG (including without limitation, restraining or preventing AMG from issuing AMG Shares in accordance with this Agreement), at law or in equity or before or by any federal, provincial, municipal or other local court or Governmental Entity, domestic or foreign, nor is AMG subject to any presently effective adverse order, writ, injunction or decree of any such body.

Intellectual Property

(y)

(i)           AMG now owns or has the valid rights to use all of the Intellectual Property that is material to the conduct of the business of AMG as currently conducted or as currently proposed to be conducted (and had all rights necessary to carry out its former activities at such time such activities were being conducted) and AMG has a valid and enforceable right to use all third party Intellectual Property used or held for use in the business of AMG.

(ii)          To AMG’s knowledge, the conduct of the business of AMG as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and the Intellectual Property of AMG and its Subsidiaries which is material to the conduct of the business of AMG as currently conducted or as currently proposed to be conducted is not, to AMG’s knowledge, being Infringed by any third party.

Dividends

(z)

AMG has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

No Brokers

(aa)

Other than with respect to the Introduction Fee, AMG has not entered into any agreement which would entitle any Person to any valid claim against AMG, any Adira Shareholder or Adira or their Subsidiaries for a broker’s commission, finder’s fee or any like payment in respect of any matters contemplated by this Agreement.

Approvals

(bb)	No approval of, registration, declaration or filing by AMG with any Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be delivered under this Agreement, by AMG or the consummation by AMG of the transactions contemplated herein, other than compliance with any applicable Laws.

Compliance with Laws

(cc)

AMG is not in violation of any federal, provincial, municipal or other law, regulation or order of any Government Entity, domestic or foreign, save and except in any case which would not have a Material Adverse Effect on AMG.

Shareholders’ Agreements, etc.

(dd)	To the knowledge of AMG, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of AMG Shares.

No Bankruptcy

(ee)	No proceedings have been taken, are pending or authorized by AMG or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of AMG.

Transfer Agent and Registrar

(ff)	Computershare Investors Services Inc. at its offices in Vancouver, British Columbia, has been duly appointed as the transfer agent and registrar for all of the outstanding AMG Shares.

No Bankruptcy

(gg)	No proceedings have been taken, are pending or authorized by AMG or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of AMG.

Obligations to Related Parties

(hh)

Except as set forth in the AMG Financial Statements, (i) there are no obligations of AMG or indebtedness or other amounts owing to any of the officers, directors, shareholders or employees of AMG, and (ii) no officer, director or material shareholder of AMG, or any member of their immediate families, is, directly or indirectly, interested in any material contract with AMG.

Omissions and Misrepresentations

(ii)

None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement, warranty or representation not misleading to Adira in seeking full information as to AMG and its properties, business and affairs.

Survival

3.2                    The representations and warranties of AMG contained in this Agreement will survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date, provided that any claim that is based upon an intentional misrepresentation or fraud by AMG may be brought at any time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ADIRA

Representations and Warranties of Adira

4.1                    Adira hereby represents and warrants to AMG as follows and acknowledge that AMG is relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of Adira

(a)

Adira is a corporation duly incorporated and validly subsisting and in good standing under the laws of the Province of Ontario, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate Adira Assets.

Subsidiaries

(b)	Each Subsidiary of Adira is duly incorporated and validly subsisting under the laws of the jurisdiction set opposite its name below:

Name of Subsidiary	Jurisdiction of Incorporation
Adira Energy Israel Ltd.	Israel
Adira Energy Israel Services Ltd.	Israel

Adira owns all of the issued and outstanding securities thereof and no Person has any right to acquire any securities thereof.

Necessary Proceedings

(c)	All necessary or required corporate measures, proceedings and actions of the directors and shareholders of Adira have been taken to:

	(i)	authorize and enable Adira to enter into and deliver this Agreement and the Ancillary Agreements to which Adira is a party and to perform its obligations hereunder and thereunder, and

	(ii)	authorize the transfer of Adira Shares by the Adira Shareholders to AMG as contemplated by this Agreement.

Valid and Binding Obligation

(d)	This Agreement and each of the Ancillary Agreements to which Adira is a party have been duly executed and delivered by Adira and constitute, or when duly executed and delivered will constitute, a legal, valid and binding obligation of Adira, enforceable against it in accordance with their respective terms subject only to:

(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Share Capital of Adira

(e)

The authorized share capital of Adira consists of an unlimited number of common shares without par value of which 22,500,000 common shares are issued and outstanding as of the date of this Agreement and prior to the completion of the Share Split. The issued and outstanding Adira Shares are beneficially owned and registered in the names of the Adira Shareholders as set out in the minute book of Adira.

Rights to Acquire Securities

(f)

Other than as set forth in Schedule A with respect to the Adira Stock Option Holders and the Adira Warrant Holders, no persons have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares or other securities of Adira or securities convertible into, exchangeable for, or which carry the right to purchase shares or other securities of Adira, other than with respect to the Adira Private Placement Subscribers under the Private Placement. Schedule A sets forth the name of each holder of options to purchase common shares of Adira, together with the number of common shares of Adira subject to option, the option exercise price and the expiry date of the options.

Title to Adira Assets

(g)

Other than as set forth in Schedule B, Adira or each Subsidiary has good and marketable title to the Adira Assets free and clear of any actual, pending or, to the knowledge or belief of Adira, threatened claims, Liens or set-offs whatsoever, including without limitation any action, proceeding or investigation affecting title to Adira Assets, at law or in equity, before any court, administrative agency or Governmental Entity.

Financial Statements

(h)

The Adira Financial Statements have been prepared in accordance with Canadian GAAP, and will include a reconciliation to U.S. GAAP in accordance with the requirements of SEC Form 20-F, and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Adira and its Subsidiaries as of the respective dates thereof and the consolidated sales, income and results of operations of Adira and its Subsidiaries for the respective financial periods covered thereby.

Auditors

(i)

The Adira Auditors who will complete the audit of the Adira Financial Statements will be a “participating audit firm” with the Canadian Public Accountability Board within the meaning of NI 52-108 – “Auditor Oversight” and will be registered with the Public Company Accounting Oversight Board in the United States.

Business of Adira

(j)

Other than as set forth in Schedule B, Adira and its Subsidiaries have conducted and are conducting their business in all material respects in full compliance with all applicable Laws, rules and regulations of each jurisdiction in which the business is carried on and hold all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable the business to be carried on as it is currently conducted and the property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, save and except in any case which would not have a Materially Adverse Effect.

Liabilities of Adira

(k)

Other than as set forth in Schedule B, there are no known liabilities (whether accrued, absolute, contingent or otherwise) of Adira or a Subsidiary of any kind whatsoever, and, to the best of the knowledge of Adira, there is no basis for assertion against Adira or a Subsidiary of any liabilities of any kind, other than:

	(i)	liabilities disclosed or reflected in or provided for in the Adira Financial Statements; or

(ii)

liabilities incurred since the date of the Adira Financial Statements which were incurred in the ordinary course of the routine daily affairs of Adira’s business or, in the aggregate, are not, individually or in the aggregate, materially adverse to the business.

Indebtedness

(l)

Except as disclosed in the Adira Financial Statements, neither Adira nor a Subsidiary has any bonds, debentures, mortgages, promissory notes or other indebtedness, and nor is under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness.

Guarantees

(m)

Neither Adira nor a Subsidiary is a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

Tax Matters

(n)

Other than as set forth in Schedule B, neither Adira nor any Subsidiary is in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other tax return; and (i) all taxes, filing fees and other assessments due and payable or collectible from Adira or any Subsidiary shall have been paid or collected prior to the Closing Date, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from Adira or any Subsidiary has been made or threatened which has not been collected, and (iii) to the best of the knowledge of Adira, no such return contains any misstatement or conceals any statement that should have been included therein.

Absence of Other Agreements

(o)	Other than as set forth in Schedule B hereto, neither Adira nor any Subsidiary of Adira:

	(i)	is a party to any material contract; or

(ii)

is bound by any outstanding contract or commitment except those entered into in the ordinary course of business or is in default under any material contract by which it is bound or under which it is entitled to benefits and advantages, save and except in any case which would not have a Material Adverse Effect on Adira.

Good Standing of Agreements

(p)

Other than as set forth in Schedule B, neither Adira nor a Subsidiary is in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound save and except in any case which would not have a Material Adverse Effect on Adira and there exists no state of facts which, to the best of the knowledge of Adira, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments have been duly authorized, executed and delivered and are now in good standing and in full force and effect without amendment thereto; Adira or the applicable Subsidiary is entitled to all benefits thereunder; and, to the best of the knowledge of Adira, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder save and except in any case which would not have a Material Adverse Effect on Adira.

Adira Corporate Records

(q)

The corporate records and minute books of Adira contain substantially complete and accurate minutes of all meetings of the directors and shareholders thereof held since its incorporation, all such meetings having been duly called and held, and signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders thereof other than at a meeting. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of Adira and each Subsidiary are complete and accurate. All eligible security transfer tax or similar tax payable in connection with the transfer of any securities of Adira and each Subsidiary has been paid.

No Breach Caused by this Agreement

(r)

The execution, delivery and performance by Adira of its obligations under this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by Adira, (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Adira is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract or other instrument binding upon Adira or affecting any of its assets or (iii) result in the creation or imposition of any Lien on any asset of Adira, with such exceptions, in the case of each of clauses (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Adira.

Litigation

(s)

To the best of the knowledge of Adira, there are no claims, demands, disputes, actions, suits, proceedings or investigations pending or threatened against or directly or indirectly affecting Adira or any Subsidiary, at law or in equity or before or by any federal, provincial, municipal or other governmental court, department or Governmental Entity, domestic or foreign, nor is Adira or a Subsidiary subject to any presently effective adverse order, writ, injunction or decree of any such body.

No Brokers

(t)

Except with respect to the Introduction Fee, neither Adira nor any Adira Subsidiary has entered into any agreement which would entitle any Person to any valid claim against AMG or Adira or any Adira Subsidiary for a broker’s commission, finder’s fee or any like payment in respect of any matters contemplated by this Agreement.

Intellectual Property

(u)

(i)           Adira or any Adira Subsidiary now own or have the valid rights to use all of the Intellectual Property that is material to the conduct of the business of Adira as currently conducted or as currently proposed to be conducted (and had all rights necessary to carry out its former activities at such time such activities were being conducted) and Adira or any Adira Subsidiary has a valid and enforceable right to use all third party Intellectual Property used or held for use in the business of Adira.

(ii)          To Adira’s knowledge, the conduct of the business of Adira and its Subsidiaries as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and the Intellectual Property of Adira and its Subsidiaries which is material to the conduct of the business of Adira and its Subsidiaries as currently conducted or as currently proposed to be conducted is not, to Adira’s knowledge, being Infringed by any third party.

Environmental Matters

(v)

(i)           To the best knowledge of Adira, Adira and each Adira Subsidiary carries on its business and operates and maintains the properties and assets used in its business in compliance with all applicable Environmental Law in all material respects and, to the knowledge of Adira, there are no facts at the date hereof that will give rise to a notice of non-compliance by Adira or any Adira Subsidiary with any applicable Environmental Law.

(ii)          To the best knowledge of Adira, Adira and each Adira Subsidiary has all materialEnvironmental Permits required for it to operate its business and to own, use and operate the properties and assets used in such business, except in any case where the failure to hold an Environmental Permit would not have a Material Adverse Effect.

(iii)         To the best knowledge of Adira, neither Adira nor any Adira Subsidiary has used any of the facilities or real property owned, leased, occupied or used by it (including any real property previously owned, leased, occupied or used by it) (for the purposes of this section, the “Real Property”), or permitted them to be used, to refine, treat, dispose, produce or process Hazardous Substances except in material compliance with all Environmental Law and Environmental Permits held by Adira or the Adira Subsidiary.

(iv)         To the best knowledge of Adira, neither Adira nor any Adira Subsidiary has received written notice, nor does Adira have knowledge of any facts that could give rise to any notice, that Adira or such Adira Subsidiary is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to its business or the Real Property.

Dividends

(w)

Adira has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

Approvals

(x)

No approval of, registration, declaration or filing with any federal, provincial or local court or Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be detailed under this Agreement by Adira or the consummation by Adira of the transactions contemplated herein, other than compliance with any applicable Laws.

Compliance with Laws

(y)

Neither Adira nor any Adira Subsidiary is in violation of any federal, provincial, municipal or other law, regulation or order of any Government Entity, domestic or foreign, save and except in any case which would not have a Material Adverse Effect on Adira or such Subsidiary.

Knowledge of Adira

(z)

Adira does not have any information or knowledge of any material facts relating to the business of Adira or any Adira Subsidiary that, if known to AMG, might reasonably be expected to deter AMG from completing the purchase and sale contemplated herein, or the consummation by AMG of the other transactions contemplated herein.

Shareholders’ Agreements, etc.

(aa)

Other than as set forth in Schedule B, there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the Adira Shares.

No Bankruptcy

(bb)

No proceedings have been taken, are pending or authorized by Adira or a Subsidiary or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of Adira or any Adira Subsidiary.

Obligations to Related Parties

(cc)

Except as set forth in the Adira Financial Statements, there are no obligations of Adira or its Subsidiaries or indebtedness or other amounts owing to any of the officers, directors, shareholders or employees of Adira or its Subsidiaries. Except as disclosed in the Disclosure Schedule, no officer, director or material shareholder of Adira or its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with Adira or any of its Subsidiaries.

Omissions and Misrepresentations

(dd)

None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement, warranty or representation not misleading to AMG in seeking full information as to Adira, its Subsidiaries and their properties, business and affairs.

Survival

4.2                    The representations and warranties of Adira contained in this Agreement will survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date, provided that any claim that is based upon an intentional misrepresentation or fraud by Adira may be brought at any time.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
EACH OF THE ADIRA SHAREHOLDERS

Representations and Warranties of Adira Shareholders

5.1                    Each Adira Shareholder hereby severally represents and warrants to AMG as follows and acknowledges that AMG is relying on such representations and warranties in connection with the transactions contemplated hereby:

Ownership of Adira Shares

(a)

The Adira Shareholder is the registered legal and beneficial holder of the number of Adira Shares as set beside his name in List of Adira Shareholders attached as Schedule A hereto as of the date of this Agreement with good and marketable title thereto, free and clear of all Liens.

No Other Agreements

(b)

No Person (other than AMG) has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, to require the Adira Shareholder to, sell, transfer, assign or otherwise dispose of any of the Adira Shares owned by the Adira Shareholder.

Capacity and Authority of the Adira Shareholders

(c)

The Adira Shareholder has good right, full power and absolute authority to assign, sell and transfer its respective Adira Shares to AMG in accordance with the terms of this Agreement, free of all Liens.

Necessary Proceedings

(d)

All necessary or required measures, proceedings and actions of the Adira Shareholder have been taken to authorize and enable it to enter into and deliver this Agreement and to perform its obligations hereunder.

Valid and Binding Obligation

(e)

This Agreement has been duly executed and delivered by the Adira Shareholder and constitutes a legal, valid and binding obligation of the Adira Shareholder, enforceable against it in accordance with their respective terms subject only to:

	(i)	any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and

	(ii)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Company Assets

(f)	The Adira Shareholder does not own or have any right or interest in or to any of the Adira Assets, other than its rights it may have as a shareholder of Adira.

No Shareholder Loans

(g)

Other than as disclosed in Schedule B, there are no shareholder loans or other liabilities or indebtedness owed by Adira to the Adira Shareholder, except as set forth in the Adira Financial Statements.

No Related Party Agreements

(h)	Other than as disclosed in Schedule B, the Adira Shareholder is not party to any agreement with Adira, except as set forth in the Adira Financial Statements.

Not a U.S. Person

(i)

The Adira Shareholder is not a “U.S. Person” as defined by Regulation S of the Securities Act, as set forth below, and is not acquiring the Adira Shares for the account or benefit of a U.S. Person. A “U.S. Person” is defined by Regulation S of the Act to be any person who is (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. person; (d) any trust of which any trustee is a U.S. person; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States; and (g) any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited Subscribers as defined in Section 230.501(a) of the Act who are not natural persons, estates or trusts.

No Offer in the United States

(j)	The Adira Shareholder was not in the United States at the time the offer to exchange the Adira Shares for AMG Shares was received or at the time this Agreement was executed.

Sophisticated Purchaser

(k)

The Adira Shareholder has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the AMG Shares.

Acquisition for Investment

(l)

The AMG Shares to be issued to the Adira Shareholder will be acquired by the Adira Shareholder for investment for the Adira Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution.

Survival

5.2                    The representations and warranties of the Adira Shareholder contained in this Agreement will survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date, provided that representations and warranties contained in Section 5.1(a), which will have no time limitation and any claim that is based upon an intentional misrepresentation or fraud by the Adira Shareholder may be brought at any time.

ARTICLE 6

COVENANTS OF ADIRA AND THE ADIRA SHAREHOLDERS

Covenants of Adira

6.1                    Adira covenants and agrees with AMG that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by AMG, Adira will:

Necessary Consents

(a)           to use its commercially reasonable best efforts to obtain from its directors, shareholders and all appropriate Governmental Entities such approvals or consents as are required (if any) to complete the transactions contemplated herein;

Private Placement

(b)           to use its best efforts to complete the Private Placement;

Audited Financial Statements

(c)           to complete the preparation of the Audited Adira Financial Statements and deliver to AMG the audited Adira Financial Statements forthwith upon completion;

Conduct Business in Ordinary and Normal Course

(d)           to conduct its business in the ordinary and normal course thereof, including the payment of all current liabilities and accounts in the ordinary and normal course, and not negotiate or execute any new Material Contracts or terminate, cancel or modify in any material respect any existing Material Contracts, provided that (i) Adira may purchase drilling equipment in the amount of US$325,000 for use in connection with the exploration of the Petroleum License, and (ii) Adira may enter into the Subscription Agreements, an agency agreement and other agreements reasonably required in connection with the Private Placement;

No Breach

(e)           not to take any action which would constitute or cause a breach of any representation, warranty, covenant or other obligation of Adira contained in this Agreement;

No Share Issuances

(f)           not to issue, authorize or propose the issuance of:

a.	any shares of capital stock of any class;

b.	any securities convertible into, rights, warrants or options to acquire, any such shares;

c.	other convertible securities,

except (i) the issuance of common shares upon the exercise of currently issued and outstanding stock options or share purchase warrants as disclosed in the Adira Financial Statements, and (ii) the issuance of the Adira Units and Private Placement Agent’s Warrants in connection with the Private Placement;

No Dividends

(g)           not to declare or pay any dividend on or distributed any shares of its capital stock or redeem or repurchase any issued shares; and

Preserve Business and Assets

(h)           to preserve intact the Adira Assets and the business, operations and affairs of Adira and carry on the businesses and the affairs of Adira; and

Necessary Steps

(i)           to take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement.

Covenants of the Adira Shareholders

6.2                    Each Adira Shareholder covenants and agree with AMG that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by AMG, it will vote its Adira Shares in favour of and consent to resolutions of the shareholders of Adira as required to enable Adira to perform and fulfill its obligations under this Agreement.

Access to Records

6.3                    In order to permit AMG to complete due diligence, Adira will permit AMG’s professional representatives to have reasonable access to all books, accounts, records and other data of Adira, including all corporate, accounting, tax and business records and any electronic or computer accessed data and will provide such data upon reasonable request.

ARTICLE 7

COVENANTS OF AMG

7.1                    AMG covenants and agrees with Adira and the Adira Shareholders that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by Adira, it will:

Necessary Consents

(b)           AMG shall use its commercially reasonable best efforts to obtain from its directors, shareholders and all appropriate Governmental Entities such approvals or consents as are required (if any) to complete the transactions contemplated herein.

Conduct Business in Ordinary and Normal Course

(c)           to conduct its business in the ordinary and normal course thereof, including the payment of all current liabilities and accounts in the ordinary and normal course, and not negotiate or execute any new Material Contracts or terminate, cancel or modify in any material respect any existing Material Contracts;

No Breach

(d)           not to take any action which would constitute or cause a breach of any representation, warranty, covenant or other obligation of AMG contained in this Agreement;

Issuance of Shares

(e)	not to issue, authorize or propose the issuance of:

	a.	any shares of capital stock of any class;

	b.	any securities convertible into, rights, warrants or options to acquire, any such shares;

	c.	other convertible securities,

except the issuance of common shares upon the exercise of currently issued and outstanding stock options or share purchase warrants as disclosed in the AMG Financial Statements;

Dividends

(f)           not to declare or pay any dividend on or distributed any shares of its capital stock or redeem or repurchase any issued shares.

Necessary Steps

(g)           to take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement.

Directors

(h)           AMG shall take all required action to appoint new directors of AMG so that the board of directors following Closing shall consist of Dennis Bennie (Chairman), Alan Friedman, Ilan Diamond and Glen Perry, and these directors shall hold office until the next meeting of the AMG shareholders or until their successors are elected or appointed in accordance with the provisions of AMG’s Articles of Continuance.

Management

(i)           AMG shall take all required action to appoint the management of AMG as set forth below or such other persons as Adira may direct:

Office	Name

Chief Executive Officer	Ilan Diamond

Chief Financial Officer	To be determined and appointed by the board of directors of AMG following Closing

Vice-President, Corporate Development	Alan Friedman

Corporate Secretary	Daniel Bloch

Access to Records

7.2                    In order to permit Adira to complete due diligence, AMG will permit Adira’s professional representatives to have reasonable access to all books, accounts, records and other data of Adira, including all corporate, accounting, tax and business records and any electronic or computer accessed data and will provide such data upon reasonable request.

ARTICLE 8

CONDITIONS PRECEDENT

Mutual Conditions Precedent

8.1                    The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the mutual benefit of both AMG and Adira and may be waived by AMG and Adira, jointly, in writing:

(a)	the Private Placement shall have completed;

(b)

there shall not exist any prohibition or law against the completion of the Acquisition and there shall not be enacted, promulgated or applied any Governmental Order to enjoin, prohibit or impose any material limitations or conditions on the Acquisition.

Conditions for the Benefit of AMG

8.2                    The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of AMG and may be waived, in whole or in part, by AMG in its sole discretion:

(a)

Adira shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by Adira at or prior to the Closing Date;

(b)

the representations and warranties of Adira and the Adira Shareholders contained herein shall be true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date;

(c)

all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary Regulatory Approvals, shall have been obtained on terms acceptable to AMG acting reasonably;

(d)

all proceedings, including all necessary corporate proceedings, to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to AMG, acting reasonably, and AMG shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the closing of such transactions and the taking of all necessary proceedings in connection therewith;

(e)

no action or proceeding shall be pending or threatened by any Person (other than AMG) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Adira to conduct its business after the Closing Date on substantially the same basis as operated immediately prior to the date hereof and no action, suit or legal proceeding shall have been taken before or by any Governmental Entity or by any Person that would, if successful, have a Material Adverse Effect on Adira;

(f)

since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Adira, or any event, occurrence or development, including the commencement of any action, suit or other legal proceeding which would reasonably be expected to have a Material Adverse Effect on Adira;

(g)	Adira will have delivered to AMG the Adira Audited Financial Statements, which audited statements will not contain any material differences from the unaudited Adira Financial Statements;

(h)

AMG will have completed the acquisition of all of the Adira Minority Shares from the Adira Minority Shareholders pursuant to the Minority Shareholders’ Securities Exchange Agreements, provided that this acquisition may complete concurrently with the Acquisition;

(i)

each Adira Stock Option Holder will have agreed to exchange their Adira Stock Options for options to purchase common shares of AMG pursuant to the AMG Stock Option Plan in the manner contemplated by Section 2.4 of this Agreement; and

(j)	Adira and the Adira Shareholders will have completed the closing deliveries required by Section 9.3 of this Agreement.

Conditions for the Benefit of Adira

8.3                    The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of Adira and the Adira Shareholders and may be waived, in whole or in part, by Adira and/or the Adira Shareholders in their sole discretion:

(a)

AMG shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by AMG at or prior to the Closing Date;

(b)	the representations and warranties of AMG contained herein shall be true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date

(c)

all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary Regulatory Approvals, shall have been obtained on terms acceptable to Adira acting reasonably;

(d)

all proceedings, including all necessary corporate proceedings, to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to Adira, acting reasonably, and Adira shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the closing of such transactions and the taking of all necessary proceedings in connection therewith;

(e)

no action or proceeding shall be pending or threatened by any Person (other than Adira) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of AMG to conduct its business after the Closing Date on substantially the same basis as operated immediately prior to the date hereof and no action, suit or legal proceeding shall have been taken before or by any Governmental Entity or by any Person that would, if successful, have a Material Adverse Effect on AMG;

(f)

since the date of this Agreement, there shall have been no Material Adverse Effect with respect to AMG, or any event, occurrence or development, including the commencement of any action, suit or other legal proceeding which would reasonably be expected to have a Material Adverse Effect on AMG;

(g)	AMG will have cash as of the Closing Date equal to not less than US$870,000;

(h)

the liabilities of AMG as of the Closing Date will be comprised solely of liabilities incurred in the ordinary course of business of AMG since March 31, 2009, including costs attributable to the negotiation of this Agreement and the completion of the Acquisition, which liabilities will not exceed US$20,000;

(i)	AMG will have terminated the AMG Original Stock Option Plan; and

(j)	AMG will have completed the closing deliveries required by Section 9.2 of this Agreement.

ARTICLE 9

CLOSING

Time of Closing

9.1                    The Closing of the Acquisition will be completed at the offices of Aird & Berlis LLP, Suite 1800, 181 Bay Street, Toronto, Ontario, M5J 2T9, at 4:00 p.m. (Toronto time) on the Closing Date, or at such other time and place as may be mutually agreed upon by the Parties hereto.

Closing Deliveries of AMG

9.2                    On or before the Closing Date, AMG will deliver, or cause to be delivered the following closing documents against delivery by Adira and the Adira Shareholders of the closing documents specified in Section 9.3 of this Agreement:

(a)	share certificates representing the AMG Shares in the names of the Adira Shareholders, each in accordance with the List of Adira Shareholders attached as Schedule B hereto;

(b)	certified copies of resolutions of the directors of AMG:

	(i)	authorizing the entering into of this Agreement by AMG and the completion of the Acquisition,

	(ii)	approving the issuance of the AMG Shares to the Adira Shareholders and the delivery of share certificates representing the AMG Shares in the names of the Adira Shareholders;

	(iii)	approving the grant and issuance of the AMG Options to the Adira Option Holders and the delivery of option agreements in favour of the Adira Option Holders;

	(iv)	approving the issuance of the AMG Warrants to the Adira Warrant Holders and the delivery of warrant certificates representing the AMG Warrants in the names of the Adira Warrant Holders;

(v)

approving the issuance of the AMG Units to the Private Placement Subscribers in exchange for their Adira Units and the delivery of certificates representing the AMG Units to the Private Placement Subscribers; and

	(vi)	approving the appointment of Alan Friedman, Ilan Diamond, Dennis Bennie and Glen Perry as directors of AMG; and

	(vii)	terminating the AMG Original Stock Option Plan;

(c)

a legal opinion, in form and substance satisfactory to Adira, acting reasonably, from one or more solicitors as to the following matters, subject to such certificates and qualifications as may be reasonably required by the solicitor delivering the opinion:

	(i)	the validity of the incorporation and the good standing of AMG,

	(ii)	the authorized capital of AMG,

(iii)	the issuance of the AMG Shares to the Adira Shareholders,

(iv)	the due authorization, execution and delivery of this Agreement by AMG,

(v)	the valid and binding nature of this Agreement;

(d)

a certificate of AMG addressed to Adira and the Adira Shareholders and dated the Closing Date, signed on behalf of AMG by a senior executive officer of AMG, confirming that, to the best of their knowledge after reasonable inquiry, the conditions in Sections 8.3(a), (b), (c) and (d) have been satisfied;

(e)	resignations of Michael Hart, Michael Murphy and John Campbell as directors of the Company;

(f)	the resignation of Michael Hart as president and chief executive officer of the Company;

(g)	the resignation of Michael Murphy as chief financial officer of the Company;

(h)	the Voting Trust Agreement, executed by the AMG Voting Trust Shareholder;

(i)	the Escrow Agreements, executed by AMG and the transfer agent;

(j)	such other documents and instruments, other than those set out above, as may be reasonably requested by the solicitors advising Adira in order to complete the transactions set out in this Agreement.

Closing Deliveries of Adira and the Adira Shareholders

9.3                    On or before the Closing Date, Adira and the Adira Shareholders will deliver, or cause to be delivered the following closing documents against delivery by AMG of the closing documents specified in Section 9.2 of this Agreement:

(a)	the share certificates representing the Adira Shares held by each Adira Shareholder duly endorsed by transfer to AMG;

(b)	certified copies of resolutions of the directors of Adira:

(i) authorizing the entering into of this Agreement by Adira, and

(ii) approving the transfer of the Adira Shares by the Adira Shareholders to AMG;

(iii) issuance of a certificate representing the Adira Shares in the name of AMG;

(c)	a share certificate registered in the name of AMG representing all of the issued and outstanding shares of Adira;

(d)	a certified copy of the securities register of Adira showing AMG as the registered owner of all of the outstanding shares of Adira;

(e)	consents to act as director for each of the persons to be appointed as a director of AMG on Closing;

(f)

a legal opinion, in form and substance satisfactory to AMG, acting reasonably, from Canadian legal counsel to Adira as to the following matters, subject to such certificates and qualifications as may be reasonably required by the solicitor delivering the opinion:

	(i)	the validity of the incorporation and the good standing of Adira,

	(ii)	the authorized and issued capital of Adira,

	(iii)	the title to the shares of Adira,

	(iv)	the due authorization, execution and delivery of this Agreement by Adira, and

	(v)	the valid and binding nature of this Agreement;

(g)

a legal opinion, in form and substance satisfactory to AMG, acting reasonably, from Israeli legal counsel to Adira as to the following matters, subject to such certificates and qualifications as may be reasonably required by the solicitor delivering the opinion:

	(i)	the validity of the incorporation and the good standing of each Adira Subsidiary,

	(ii)	the authorized and issued capital of each Adira Subsidiary,

	(iii)	the title to the shares of each Adira Subsidiary, and

	(iv)	the ownership by the Adira Subsidiary of the Petroleum License;

(h)

a certificate of Adira addressed to AMG and dated the Closing Date, signed on behalf of Adira by a senior executive officer of Adira, confirming that, to the best of their knowledge after reasonable inquiry, that (i) the conditions in Sections 8.2(a), (b), (c) and

	(d)	have been satisfied, and (ii) the Private Placement has been completed prior to

Closing;

(i)	the Escrow Agreements executed by each Adira Shareholder,

(k)	such other documents and instruments, other than those set out above, as may be reasonably requested by the solicitors advising AMG in order to complete the transactions set out in this Agreement.

ARTICLE 10

STANDSTILL

Standstill

10.1                   During the period commencing on the date of this Agreement and terminating upon the earlier of:

(a)	the Closing;

(b)	September 30, 2009;

(c)	date upon which this Agreement is terminated as a result of non-fulfilment of the conditions precedent as per Article 8 above;

(d)

the date that any statute, rule, policy or regulation currently in existence or which shall have been proposed, enacted, promulgated or entered by any regulatory or administrative authority having jurisdiction, in the judgment of the parties (acting reasonably), makes the transactions set forth herein illegal or unduly delays the closing of the Acquisition;

AMG or Adira, as the case may be, will not, nor shall any of its Representatives directly or indirectly, alone or jointly or in concert with any other person (unless in any such case specifically approved by the board of directors of the other parties as described below):

(a)

acquire or agree to acquire, or make any proposal or make any offer to acquire, in any manner, either directly or indirectly, any assets or securities of the other parties or any subsidiary thereof, including, without limitation, commencing any “exempt offer” or “take-over-bid” (as such terms are defined in the Business Corporations Act (British Columbia)) or any “take-over bid” or “exempt take-over bid” (as such terms are defined in the Securities Act (British Columbia)) for any securities of the other parties (provided that the provisions hereof shall not be interpreted to prohibit the parties or their Affiliates from continuing to conduct business with the other parties in the ordinary course and consistent with past practice);

(b)	solicit proxies from, or otherwise attempt to influence the conduct of, holders of securities of the other parties;

(c)	form, join or in any way participate as a “control person” as such term is defined in the Securities Act (British Columbia) with respect to the equity of the other parties; or

(d)

engage in any discussions or negotiations or enter into any agreement, commitment or understanding, or otherwise act jointly or in concert with any third party to propose or effect any business combination, equity or asset transaction of any nature or kind with respect to the other parties or its Affiliates, or to influence the conduct of the other parties, its Affiliates or its directors

Alternate Transactions

10.2                   During the period commencing on the date of this Agreement and terminating upon the earlier of:

(a)	the Closing;

(b)	September 30, 2009;

(c)	date upon which this Agreement is terminated as a result of non-fulfilment of the conditions precedent as per Article 8 above;

(d)

the date that any statute, rule, policy or regulation currently in existence or which shall have been proposed, enacted, promulgated or entered by any regulatory or administrative authority having jurisdiction, in the judgment of the parties (acting reasonably), makes the transactions set forth herein illegal or unduly delays the closing of the Acquisition;

AMG or Adira, as the case may be, will not provide any information with respect to itself, or (directly or indirectly) solicit, initiate, entertain or consider any offer, negotiation or expression of intent or in any manner encourage, recommend or agree to any proposal or offer of any other potential transaction or otherwise cooperate with, assist or participate in, facilitate or encourage any effort or attempt with respect to:

(a)

the sale or issuance of any treasury shares or securities convertible into treasury shares of the party or its subsidiaries other than as herein otherwise contemplated, pursuant to the exercise of presently outstanding stock options or share purchase warrants) without the prior written consent of the other parties;

(b)	any sale, disposition or exchange of assets of the party or its subsidiaries outside the ordinary course of business without the prior written consent of the other parties; or

(c)	entering into any material agreement or understanding outside the ordinary course of business of the party, without the prior written consent of the other parties;

provided, however, that nothing contained herewith shall prohibit a party from completing the Acquisition or making another proposal to the board of directors of the other parties relating to a business combination, equity or asset transaction between the parties, so long as such proposal is made with the consent of the other parties to any such proposal being made and, provided however, that the foregoing shall not prevent the board of directors of the parties from responding as required by law to any unsolicited submission or proposal regarding any acquisition or disposition of assets, an unsolicited take-over bid or proposal to amalgamate, merge or effect an arrangement or any unsolicited acquisition proposal generally or make any disclosure required to its shareholders with respect thereto which in the judgment of the board of directors acting reasonably or upon the advice of counsel, is required under applicable law. Each of the parties acknowledges that any such procedures will not be contested by the other parties whether by way of judicial or regulatory process or otherwise and provided further that nothing contained herein shall prevent a party from engaging in discussions with financial institutions or investment bankers concerning financing of the Acquisition between the parties, subject to the confidentiality hereof.

ARTICLE 11

CONFIDENTIAL INFORMATION

Definitions

11.1	In this Article 11, the following terms will have the meanings ascribed thereto as follows:

(a)

“Confidential Information” refers to any and all information acquired by or made available to a Disclosee or its Representatives by a Disclosing Party or its Representatives in the course of a Disclosee’s Review, which shall include, without limiting the generality of the foregoing, all information (written, oral or in electronic form) furnished by or on behalf of a Disclosing Party to, or otherwise obtained by, a Disclosee or its Representatives which is or would reasonably be considered to be confidential or proprietary in nature, including but not limited to all financial information, plans, legal opinions, names of shareholders, private investors, joint venture partners and limited partners and arrangements which information is or may be either applicable to or related in any way to the assets, business or affairs of a Disclosing Party, together with all analyses, compilations, notes, data, studies or other material or documents prepared by or on behalf of a Disclosee or its Representatives containing or based upon, in whole or in part, information acquired by a Disclosee or its Representatives during the course of its Review, and Confidential Information shall not include Non-proprietary Information;

(b)	“Disclosee” means the party which receives Confidential Information;

(c)	“Disclosing Party” means the party which furnishes Confidential Information;

(d)

“Representatives” means the shareholders, directors, officers, employees, agents, Affiliates, lawyers, engineers (including independent engineers), accountants (including independent auditors), consultants, advisors and independent contractors (and any shareholders, directors, officers, employees, agents, Affiliates, lawyers, engineers, accountants, consultants, advisors and independent contractors thereof) of a party;

(e)	“Review” means each parties review of the Confidential Information and the Non- proprietary Information relating to the other parties for the purposes hereof.

Confidentiality and Use of Confidential Information

11.2                   The Disclosee shall, in respect of Confidential Information provided to it by or on behalf of the other party:

(a)

ensure that the Confidential Information is kept in strict confidence and is not used for any purpose whatsoever other than for the purpose of conducting the Review and completion of the Acquisition and all documents related thereto;

(b)

ensure that the Confidential Information or the fact that Confidential Information has been provided, is not disclosed to any person other than to its Representatives who have a need to know the same and the Disclosee shall be responsible for any breach hereof by any of its Representatives; in addition, the Disclosee shall, at its sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information; if the Confidential Information is disclosed to any of its Representatives, such person shall be informed at the time of disclosure of its confidential nature and the terms of this agreement and shall agree to be bound by its terms; the Disclosee shall keep a list of all of its Representatives (but excluding its directors, officers and employees) to whom any Confidential Information has been delivered and shall provide the Disclosing Party with that list immediately upon request;

(c)

not disclose the terms, conditions or existence of the terms hereof or any Confidential Information to any person other than in accordance with the terms hereof, except in the event that the Disclosee or its Representatives is required by law or applicable regulatory or stock exchange requirements to disclose the terms, conditions or existence of the terms hereof or any Confidential Information; prior to any such disclosure, however, the Disclosee or its Representatives shall immediately provide to the Disclosing Party written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance by the Disclosee or its Representatives with the provisions of this clause; in the event that any court, administrative body or stock exchange requires such disclosure, or that the Disclosing Party waives compliance with any provisions of this clause, then the Disclosee or its Representatives will furnish only the terms, conditions or the existence hereof or that portion of the Confidential

Information which is required to comply with the foregoing law or requirements (or over which a waiver is received) and, further, each shall exercise its best efforts to obtain reasonable assurances that confidential treatment will be accorded such furnished information;

(d)

at the request of the Disclosing Party, promptly return all documents and material provided to the Disclosee or its Representatives, as well as all notes, summaries or copies of such material, or at a Disclosing Party’s direction certify in writing that all such documents or materials were destroyed, provided that the Disclosee shall have the option to destroy rather than to return any notes, notations or summaries of Confidential Information made by it or its Representatives which may contain information of a confidential nature to the Disclosee; and

(e)	take all such action as is reasonably necessary to safeguard the Confidential Information from disclosure to any person other than as permitted herein.

Disclosee Acknowledgements and Covenants

11.3		The Disclosee acknowledges and agrees with the Disclosing Party that:

(a)

the Confidential Information is provided to it to acquaint it with the Disclosing Party and its business and assets and the provision of the Confidential Information to other persons does not render such Confidential Information as non-proprietary information;

	(b)	the Confidential Information is not represented by the Disclosing Party to be full and complete;

	(c)	it will rely upon its own investigations, due diligence and analysis in evaluating and in satisfying itself as to all matters relating to the Disclosing Party and its business and assets; and

(d)

this Agreement shall not be construed as granting expressly or by implication during its term or thereafter any rights in favour of the Disclosee or its Representatives with respect to any Confidential Information.

ARTICLE 12

TERMINATION

Termination Rights

12.1                   This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated:

(a)	by mutual consent of AMG and Adira;

(b)	by either AMG or Adira if any of the conditions set forth herein for its benefit has not been fulfilled or waived at or prior to Closing Date; or

(c)	by either AMG or Adira if the Acquisition is not consummated by September 30, 2009 or such other date as may be agreed to by AMG and Adira; and, in such event, each

Party shall be released from all obligations under this Agreement, save and except for its obligations, if any, under Articles 11, 12 and 13, which shall survive.

Effect of Termination

12.2                   Each Party’s right of termination under this Article 12 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in Article 12 shall limit or affect any other rights or causes of action the Parties may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

12.3                   If this Agreement is terminated pursuant to any provision of this Article 12, all obligations of the Parties under this Agreement will terminate, except if this Agreement is terminated by a Party because of a breach of this Agreement by the another Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement which are reasonably capable of being performed or caused to be performed by such Party, and the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 13

INDEMNIFICATION

Indemnification by AMG

13.1                   Subject to §13.3 AMG hereby covenants and agrees with Adira and each Adira Shareholder to indemnify and save harmless Adira or the Adira Shareholder from and against any claims which may be made or brought against such Party or which it may suffer or incur as a result of, or arising out of any non-fulfillment of any covenant or agreement on the part of AMG under this Agreement or any Ancillary Agreement to which AMG is a party or any incorrectness in or breach of any representation or warranty of AMG contained in this Agreement or any Ancillary Agreement to which AMG is a party.

Indemnification by Adira

13.2                   Subject to §13.3, Adira hereby covenants and agrees with AMG to indemnify and save harmless AMG from and against any claims which may be made or brought against it or which it may suffer or incur as a result of, or arising out of non-fulfillment of any covenant or agreement on the part of Adira under this Agreement or any Ancillary Agreement or any incorrectness in or breach of any representation or warranty of Adira or the Adira Shareholders contained in this Agreement or any Ancillary Agreement.

Limitation on Indemnification

13.3                   The indemnification obligations of each of the Parties pursuant to this Agreement shall be subject to the following:

(a)	the applicable limitations respecting the survival of the representations and warranties; and

(b)

an Indemnifying Party shall not be required to indemnify an Indemnified Party until the aggregate claims sustained by that Indemnified Party exceeds a value of $20,000, in which case, the Indemnifying Party shall be obligated to the Indemnified Party for all claims.

Procedure for Indemnification

13.4                   The Party or other indemnified person making a claim for indemnification under this Article is referred to as the “Indemnified Party “ and the Party providing indemnification is referred to as the “Indemnifying Party” for the purposes of this Article. The following provisions shall apply to any Claims for which an Indemnifying Party may be obligated to indemnify an Indemnified Party pursuant to this Agreement:

(a)

upon receipt from a third party by the Indemnified Party of notice of a claim or the Indemnified Party becoming aware of a claim in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party, the Indemnified Party shall give notice to that effect to the Indemnifying Party with reasonable promptness, provided that failure to give such notice shall not relieve the Indemnifying Party from any liability it may have to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced thereby;

(b)

in the case of Claims arising from third parties, the Indemnifying Party shall have the right by notice to the Indemnified Party not later than 30 days after receipt of the notice described in §(a) above to assume the control of the defence, compromise or settlement of the claims, provided that such assumption shall, by its terms, be without costs to the Indemnified Party and the Indemnifying Party shall at the Indemnified Party’s request furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement;

(c)

upon the assumption of control by the Indemnifying Party as aforesaid, the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claims at its sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defence; provided always that the Indemnified Party shall be entitled to reasonable security from the Indemnifying Party for any expense, costs or other liabilities to which it may be or may become exposed by reason of such co-operation;

(d)

the final determination of any such claims arising from third parties, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such claims against the Indemnifying Party hereunder; and

(e)

should the Indemnifying Party fail to give notice to the Indemnified Party as provided in §(b) above, the Indemnified Party shall be entitled to make such settlement of the claims as in its sole discretion may appear reasonably advisable, and such settlement or any other final determination of the claims shall be binding upon the Indemnifying Party.

ARTICLE 14

GENERAL

Public Announcement

14.1                   Immediately after the execution of this Agreement, Adira and AMG shall issue a joint public announcement, announcing the entering into of this Agreement, which announcement shall address all matters required by applicable Laws and shall be in form and substance acceptable to each of them, acting in a commercially reasonable manner. No Party shall issue any news release or public statements inconsistent with such public announcement.

Expenses

14.2                   Each Party shall be responsible for its own legal and audit fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the consummation of the transactions contemplated hereby.

Independent Legal Advice

14.3                   Each of the Parties acknowledges that he has read, understands and agrees with all of the provisions of this Agreement and acknowledges that he has had the opportunity to obtain independent legal advice with respect thereto.

Entire Agreement

14.4                   This Agreement constitutes the entire agreement among the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

Further Assurances

14.5                   Each of the Parties hereto will from time to time after the Closing Date at the other’s request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.

Severability

14.6                   In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

Applicable Law

14.7                   This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Attornment

14.8                   The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such applicable courts, as the case may be, that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Successors and Assigns

14.9                   This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and assigns, provided that this Agreement shall not be assigned by any one of the Parties without the prior written consent of the other Party.

Time of Essence

14.10                  Time shall be of the essence hereof.

Notices

14.11                   Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent prepaid by facsimile transmission or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed as follows:

(a)	in the case of notice to AMG:

AMG Oil Ltd.
Suite 2901 – 1050 Burrard Street Vancouver, British Columbia V6Z 2S3;

With a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street Vancouver, British Columbia V6E 4N7

Attention: Michael H. Taylor

Tel: (604) 691-7410 Fax: (604) 893-2669

(b)	in the case of notice to Adira or to Adira Shareholders:

c/o ADIRA ENERGY CORP.
Suite 901, 30 St. Claire Avenue West Toronto, Ontario M4V 3A1

with a copy to:

Aird & Berlis LLP
Suite 1800, 181 Bay Street Toronto, Ontario M5J 2T9

Attention: Daniel N. Bloch

Tel: (416) 865-4739 Fax: (416) 863-1515

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)

if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service; and

(c)	if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile machine answer back confirming receipt by the recipient.

Waiver

14.12                 Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

Amendments

14.13                 No amendment, modification or supplement to this Agreement shall be effective unless provided in writing and signed by all the Parties hereto and approved by all necessary governmental regulatory authorities.

Remedies Cumulative

14.14                 The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

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Counterparts

14.15                 This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties.

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

AMG OIL LTD.

Per:	/s/ Michael Murphy
Authorized Signatory

Per:
Print Name and Title

ADIRA ENERGY CORP.

Per:	/s/ Alan Friedman
Authorized Signatory

Per:
Print Name and Title

THE PRINCIPAL SHAREHOLDERS:

/s/ Alan Friedman	/s/ Dennis Bennie
ALAN FRIEDMAN	DENNIS BENNIE

/s/ Ilan Diamond
ILAN DIAMOND

SCHEDULE C

DESCRIPTION OF PETROLEUM LICENSE

- 52 -

Translation From Hebrew

Annex B

The State of Israel

License

License No. 356/ "Eytan"

By virtue of my authority under Section 16 of the Petroleum Law, 5712- 1952

A license is hereby granted to – ADIRA EGENCY ISRAEL LTD **100%**

The license is granted	on the land described on Schedule One.
The license is granted	subject to the provision of the Petroleum Law, 5712-1952, and the regulations thereunder and the special provisions specified in Schedule Two, which is an integral part of this license.

Granted in Jerusalem, on December 15th 2008

Dr. Jacob Mimran
Petroleum and Mining Commissioner

This license was registered with the petroleum register on December 15th 2008

3084233.9